Exhibit 21.1

Subsidiaries of Artisan Partners Asset Management Inc.1

Name	Jurisdiction of Incorporation/Organization
Artisan Partners Holdings LP	Delaware
Artisan Partners Distributors LLC	Wisconsin
Artisan Investments GP LLC	Delaware
Artisan Partners Limited Partnership	Delaware
Artisan Partners Asia-Pacific PTE Ltd.	Singapore
Artisan Partners Limited	United Kingdom
Artisan Partners II Limited	United Kingdom
Artisan Partners UK LLP	United Kingdom
Artisan Partners Services LLC	Delaware
Artisan Partners International Holdings LLC	Delaware
Artisan Partners Australia Pty Ltd.	Australia
Artisan Partners Europe Holdings LLC	Delaware
APEL Financial Distribution Services Ltd.	Ireland
Artisan Partners Hong Kong Holdings LLC	Delaware
Artisan Partners Hong Kong Limited	Hong Kong
Artisan Credit Opportunities GP LLC	Delaware
Credit Team Holdco LLC	Delaware
Antero Peak Group GP LLC	Delaware
Antero Peak Group Holdco LLC	Delaware
Artisan Partners GP LLC	Delaware
Artisan International Explorer GP LLC	Delaware
International Explorer Holdco LLC	Delaware
Artisan Partners Asia Funds Holdco LLC	Delaware
Artisan Partners Asia Funds GP LLC	Delaware
Artisan Partners Cayman Holdings LLC	Cayman Islands
AP International/Global Value Opportunity GP LLC	Delaware
Artisan Dislocation Opportunities GP LLC	Delaware
Artisan Emerging Markets Local Opportunities GP LLC	Delaware
1 Other subsidiaries have been omitted because, when considered in the aggregate, they do not constitute a significant subsidiary.